Exhibit 10.26

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designed as[*] . A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (“Agreement”) is entered into as of the date signed by the last party to sign this Agreement, and with an effective date of May 4, 2005 (the “Effective Date”) by and between Hyaluron Inc., with its principal place of business at 99 S. Bedford Street, Suite 2, Burlington, MA  01803, (“Hyaluron”) and NeoRx, a Washington corporation, having its principal place of business at 300 Elliott Avenue West, Suite 500, Seattle, Wa 98119-4114. Hyaluron and NeoRx may be referred to herein as a “Party” or, collectively, as the “Parties”.

WHEREAS, NeoRx is engaged in the business of developing therapeutic product(s); and

WHEREAS, Hyaluron is in the business of developing, manufacturing, testing and packaging sterile pharmaceutical products; and

WHEREAS, NeoRx desires to utilize Hyaluron to develop, manufacture, test, and/or package supplies of the product(s) as designated by NeoRx:

NOW, THEREFORE, the Parties agree as follows:

Definitions. As used herein the following terms will have the following meanings:

“API” means the raw material components of the Product, as specified and provided to Hyaluron by NeoRx.

“Batch” means the entire amount of Product yielded from a manufacturing event using a specific quantity of APIs, Excipients, and components processed in accordance with the Master Batch Record and the Manufacturing Standards.

“Batch Record” means the document created as and after each Batch is Processed and Packaged. Each Batch Record will reflect and incorporate all aspects of the Master Batch Record, the applicable Certificate of Analysis, and any Manufacturing Variance Reports issued with respect to such Batch.

“Batch Release” means the final sign-off by a party’s quality department marking the culmination of the quality process through which a batch of Product is shown to conform to all aspects of the Manufacturing Standards.

“Bulk” means the bulk API for formulation.

“Compounded Bulk” means the API and Excipients which have been compounded but not filled or packaged or finished into a final dosage presentation.

“Certificate of Analysis” means a certificate that accompanies each shipment of APIs or Product certifying that the APIs or Product meets the specifications as defined in the Manufacturing Standards.

“Date of Manufacture” means the date of sterile filtration and/or filling of the Compounded Bulk.

“Excipient” means any substance other than the API used in formulating the Compounded Bulk.

“API Reference Standard” means a quantity of APIs with a known assay, supplied by NeoRx, with which Hyaluron may perform comparative analysis to API samples having an unknown assay.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

“API Specifications” means the specifications with respect to the APIs as set forth in the Master Batch Record.

 “Manufacturing Standards” means the specifications for Processing, Packaging, and storing the Product set forth in the Specifications, the Master Batch Record, CGMPs (as defined below), MSDSs, the QA Schedule and all applicable U.S. laws and regulations, to the extent such terms and conditions are not inconsistent with this Agreement.

“Manufacturing Variance Report” means a written report indicating any significant variance in the Processing or Packaging of a Batch from the procedures set forth in the Master Batch Record.

“Master Batch Record” means the document, as may be amended from time to time, specifying: (i) the API Specifications, (ii) the procedures for testing and releasing the APIs, (iii) the Excipients, (iv) the Primary Components, (v) Secondary Packaging, (vi) the Specifications, (vii) the formula (listing the APIs and the Excipients for the Product), and (viii) the procedures for manufacturing the Product (listing the APIs, the Excipients, the Primary Components, and the Secondary Packaging).

“To Package” and “Packaging” means the act of inspecting, labeling, and packing the Product into units.

“Primary Components” means the vial/syringe, stopper, and seal as identified in the Master Batch Record.

“Process” or “Processing” means the manufacturing procedures, or any part thereof, involved in manufacturing the Product in accordance with the Manufacturing Standards.

“Product” means finished product in final dosage presentation.

“Specifications” means the specifications for the APIs, the Excipients, the Primary Components, the Secondary Packaging, and the in-process and release specifications for the Product, as set forth initially in the applicable Statement or Work and, subsequently in the Master Batch Record. Revisions to Specifications may be made by the Parties from time to time and such changes will be reflected in the Master Batch Record.

“Qualified Supplier” means a supplier of materials or components that has been audited and/or assessed by Hyaluron and has passed Hyaluron’s quality assurance standards.

“Secondary Packaging” means any component other than Primary Components used to convert primary units into units.

“Shipping Components” means the packaging, boxes, and shipping containers into which the Product is placed for shipment to NeoRx.

“Variance” or “Deviation” means a departure from an established quality standard (e.g., CGMP standard operating procedure, Master Batch Record or Specifications,, analytical control procedure, water monitoring procedure, environmental monitoring specification, equipment maintenance schedule, or any unusual occurrence), which may be either anticipated or unanticipated departures from established quality standards and may have the potential to affect the safety, identity, strength, quality or purity of the Product or Compounded Bulk.

1.                                       Quotation. Hyaluron will provide to NeoRx the manufacturing and related services (the “Services”) as described in the applicable Quotation (the “Quotation”), a form of which is attached hereto as Exhibit A and incorporated herein by reference. The Parties will mutually agree to the contents of each Quotation and any amendments thereto. Each Quotation will, in addition to other matters, address the quality assurance and control procedures. The Quotation may specify that NeoRx will provide certain materials to Hyaluron or require that Hyaluron acquire certain materials from a particular source. If NeoRx provides materials to Hyaluron, title in and risk of loss of such materials will remain with NeoRx,

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

unless such loss occurs due to negligence by Hyaluron. In the event NeoRx requests additional services relating to this Agreement, the Parties may mutually agree upon such services and the costs related thereto in a separate written agreement, which must be signed by authorized representatives of both Parties before any such costs are incurred.

2.                                       Compensation for Services. Compensation for the Services will be as specified in the Quotation. Hyaluron will bill NeoRx for the Services as specified in the applicable Purchase Order. Such invoices will be payable upon receipt by NeoRx. All pricing, payments, credits, allowances or other monetary adjustments under this Agreement will be in U.S. Dollars.

3.                                       Advance Notice For Services. NeoRx agreesto give Hyaluron 60 days advance written notice prior to the required date of manufacture for each Product Order under the terms of this Agreement.

4.                                      Services.

(a)                                  All Services will be conducted in accordance with the applicable Quotation and Hyaluron’s internal Standard Operating Procedures (“SOPs”), copies of which will be available for inspection by NeoRx or its designated representatives at Hyaluron upon reasonable notice. Notwithstanding the foregoing, unless otherwise specified in the applicable Purchase Order, the manufacturing of the Product will be conducted in accordance with Current Good Manufacturing Practices (“CGMPs”) as described in the relevant United States Food and Drug Administration (“FDA”) regulations and guidelines for the manufacture, control and storage of human pharmaceutical products, including, without limitation, the FDA’s guidance for industry titled “Sterile Drug Products Produced by Aseptic Processing – Current Good Manufacturing Practice”, dated September  2004.

(b) Hyaluron will follow CGMP standards to manufacture for NeoRx clinical Batches of a finished dosage form of the Product per the Manufacturing Standards, and as may be further developed by Hyaluron, using the APIs, components and Excipients specified. In accordance with CGMP and during the term of this Agreement, Hyaluron will utilize validated cleaning and changeover procedures prior to manufacturing any Product for NeoRx. Both Parties will promptly notify each other of any new instructions or specifications required by CGMP. Hyaluron will timely provide NeoRx with (a) a written description of any actions taken to comply with new or revised CGMPs that affect the Product and/or (b) copies of Hyaluron’s manufacturing records, including its Batch Records regarding the Product, for the purposes of assuring product quality and compliance with agreed-upon manufacturing procedures.

(c) Hyaluron will adhere to the Specifications and requirements, as detailed in the Master Batch Record, the Manufacturing Standards and mutually agreed upon protocols, where such specifications are in compliance and agreement with FDA and other applicable regulatory agency guidelines. Hyaluron will obtain NeoRx’s prior approval before it implements any change in the materials, equipment, process or procedures used to manufacture the Product that would constitute a significant Deviation under CGMP. Hyaluron will disclose all proposed changes in such manufacturing materials, equipment, process or procedure to NeoRx.

(d) In the event that the Bulk fails to meet in-process or release specifications, NeoRx may authorize a Deviation from the Batch Record in an attempt to salvage the Batch. NeoRx assumes responsibility for all costs associated with batch failure(s) until such time as Hyaluron has validated the filling line for the Product, unless such batch failure(s) result(s) from negligence by Hyaluron. Hyaluron will assume responsibility for Excipient costs for batch failures occurring subsequent to product fill line validation, unless such batch failures result from negligence by NeoRx. At no time will Hyaluron be responsible for API costs resulting from batch failure.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

(e) Hyaluron will obtain materials and components for production from Qualified Suppliers.

(f) Hyaluron and NeoRx will mutually develop a Master Batch Record for the Product following the technical specifications, methods and know-how provided by NeoRx.

(g) NeoRx will transfer to Hyaluron appropriate methods and in process assays for manufacturing the Product. Such methods and in process assays will be confirmed, or if requested, validated by Hyaluron for their application to the finished Product.

(h) Hyaluron will provide NeoRx with copies of executed Batch Records, process deviations and analytical data showing that the Specifications have been met, following completion of the manufacture of the Product. NeoRx will have the right to review and approve Master Batch Records, to approve planned process deviations and to receive prompt notice of unplanned process deviations. Hyaluron will retain original documents relating to the manufacture of NeoRx Products and store these documents in accordance with CGMP and Hyaluron’s internal quality assurance SOPs. Subject to the foregoing Hyaluron will notify NeoRx before disposing of any of this Product documentation. In such case, NeoRx may request, within seven days, to have the documents shipped to NeoRx in accordance with NeoRx’s instructions and at NeoRx’s expense.

(i) In the event that NeoRx proposes any significant change to the Specifications or manufacturing Process, NeoRx will deliver written notice to Hyaluron describing such Change. Hyaluron will respond to any such notice within 15 days after Hyaluron’s receipt thereof; provided, however, that the Specifications or Process will not be supplemented, modified or amended in any respect without the prior written agreement of the Parties. If any change in the Primary Components, Secondary Packaging, Shipping Components, Processes or Product testing Specifications materially increases Hyaluron’s cost to manufacture, test, or package the Product, Hyaluron reserves the right to make reasonable pricing adjustments if needed to accommodate such changes. Prior to initiating any work, Hyaluron will provide a scope of work and cost proposal. New pricing will be effective upon implementation of the new specifications or process.

(j) Hyaluron will provide NeoRx with all documents NeoRx reasonably requests regarding its manufacturing processes and procedures for the Product. Hyaluron further agrees to use reasonable commercial efforts to assist NeoRx in obtaining FDA approval of a New Drug Application (NDA) with respect to the Product. Where practicable, Hyaluron will assist NeoRx in obtaining approvals from other government or regulatory agencies which may be required for the conduct of clinical trials of the Product in other countries. Hyaluron specifically agrees to cooperate with the FDA or other regulatory agencies, including but not limited to any inspection prior to approval of any product.

 (k) Labeling and packaging will be approved by NeoRx, and all labels and package inserts will be developed in accordance with Hyaluron’s guidelines with regard to physical dimensions and handling procedures.

(l) Hyaluron will have the right to sample and retest Product or to have an outside laboratory sample and retest Product if NeoRx claims that such Product does not conform to the Manufacturing Standards. Disputes between the Parties as to whether any Product rejected by NeoRx conforms to the Manufacturing Standards will be resolved by a mutually acceptable third party testing laboratory.

(m) In the event that a batch of Compounded Bulk is found not to conform to the bulk release specification set forth in the Manufacturing Standards prior to initiation of the fill, Hyaluron will undertake one or more remedial steps in an attempt to bring the Compounded Bulk into specification.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Should these remedial steps fail to bring the Compounded Bulk into specification NeoRx may direct Hyaluron to terminate the manufacturing process at this stage.

(n) Hyaluron will ship Product to the destination specified by NeoRx in accordance with the applicable NeoRx instructions and will store the Product in compliance with CGMP at Hyaluron’s facilities until delivery. All shipping costs will be the responsibility of NeoRx. Title to and risk of loss of the Product shall pass to NeoRx as the Product is delivered F.O.B. via a common carrier. Completion of the task will be deemed to occur at the time Hyaluron informs NeoRx that the Batch Record is signed off and the Certificate of Analysis has been issued. NeoRx will be deemed to have accepted delivery of Batch of Product if no Notice of Rejection/Nonconformance is received by Hyaluron within 30 days after completion of the task. If NeoRx requests Hyaluron to store Product longer than 2 weeks past the release date, there will be a storage charge applied which will be proportional to the quantity stored.

(o) Hyaluron will retain and store samples of Product in accordance with CGMPs and Hyaluron’s internal quality assurance SOPs. Subject to the foregoing, Hyaluron will notify NeoRx before disposing of any retention samples of manufacturing lots of intermediates or the Product. In such case, NeoRx may request, within seven days, to have the samples shipped to NeoRx in accordance with NeoRx’s instructions and at NeoRx’s expense.

(p) Hyaluron will dispose of all waste in accordance with applicable local and federal regulations at NeoRx’s expense.

4.                                       Representations, Warranties and Covenants.

(a)                                  Hyaluron represents and warrants to NeoRx that:

(i)                                       All Product furnished pursuant to this Agreement will conform to the relevant Specifications except in case of variance or deviation of which NeoRx has been notified by Hyaluron;

(ii)                                    All Product furnished pursuant to this Agreement will be manufactured and stored in accordance with, and all packaging and labeling operations will be conducted in compliance with, CGMPs and other applicable FDA and other governmental laws and regulations and all other requirements set forth in the applicable Purchase Order;

(iii)                               All manufacturing under this Agreement will be performed with the degree of skill and diligence normally employed by a contract manufacturer performing the same or similar services; and

(iv)                              Hyaluron’s application of any intellectual property, other than that provided to Hyaluron by NeoRx, in the performance of the Services will not infringe any third party intellectual property rights.

(v)                                 Hyaluron represents as of the date of this Agreement and continuously during the term of this Agreement that, to the best of its knowledge, it and its employees, affiliates, contractors, and agents have never been (i) debarred or (ii) convicted of a crime for which a person can be debarred, under Section 335(a) or 335(b) of the Federal Food, Drug, and Cosmetic Act (the “Act”). Hyaluron represents that it has never been and, to the best of its knowledge, none of its employees, affiliates, contractors, or agents has ever been (i) threatened to be debarred under the Act or (ii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under the Act. Hyaluron agrees that it will promptly notify NeoRx in the event it receives notification of any such debarment, conviction, threat or indictment.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

(b)                                 NeoRx represents and warrants to Hyaluron that Hyaluron’s application of any intellectual property provided to Hyaluron by NeoRx in the performance of the Services will not infringe any third party intellectual property rights.

(c)                                  Each of NeoRx and Hyaluron represent and warrant to the other that:

(i)                                     it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(ii)                                  this Agreement is a legal and valid obligation of it, binding upon it and enforceable against it in accordance with the terms of this Agreement;

(iii)                               the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which such may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; and

(iv)                              it has not done any act or knowingly omitted to do any act, and, to the best of its knowledge, after due inquiry, no event has occurred, in each case during the period between the Effective Date and the date this Agreement is entered into, that would (1) constitute a breach by it of any provision of this Agreement, (2) cause the other party to incur any material liability other than as to obligations to perform work and make payments in accordance with this Agreement or (3) render any of its representations and/or warranties untrue.

5.                                       Records. Hyaluron will maintain adequate and accurate records covering the manufacture, quality control testing and release of the Product and all other Services provided hereunder in accordance with CGMPs and Hyaluron’s QA SOPs.

6.                                      Inspections. NeoRx will have the right to schedule site inspections/compliance audits as needed, provided reasonable advance notice is given to schedule such audits and such audits are carried out during normal business hours. All inspections/audits will be performed in such a manner as not to unduly delay the performance of the Services. NeoRx will be permitted to attend any FDA or other regulatory inspections relating to the Services specific to NeoRx’s product(s). Routine audits in excess of one audit day per calendar year will be billed to NeoRx at Hyaluron’s prevailing daily audit charge rate. Audits related to FDA compliance of NeoRx’s product(s) or failures in product quality may be conducted by NeoRx without charge by Hyaluron.

7.                                       Confidentiality.

7.1                                 NeoRx Confidential Information

(a) Hyaluron agrees during the term of this Agreement and for five (5) years thereafter that it will take all steps reasonably necessary to: (i) hold NeoRx Confidential Information in trust and confidence. “NeoRx Confidential Information” means (A) this Agreement and any schedules and attachments hereto, (B) the Product, and (C) any other information disclosed by NeoRx to Hyaluron. Notwithstanding the other provisions of this Agreement, nothing received by Hyaluron will be considered to be NeoRx Confidential Information if Hyaluron can establish by competent proof that (A) such information has been published or is otherwise readily available to the public other than by a breach of this Agreement; (B) such information has been rightfully received by Hyaluron from a third party without confidential

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

limitations; (C) such information has been independently developed for Hyaluron by personnel or agents; or (D)  such information was known to Hyaluron prior to its first receipt from NeoRx. Hyaluron may only disclose NeoRx Confidential Information to those employees of Hyaluron who are required to have the information in order to perform its obligations under this Agreement and third parties who are bound by confidentiality restrictions no less stringent than those contained in this Agreement. Notwithstanding the foregoing limitations on disclosure, Hyaluron may disclose such information as is required by any law, rule, regulation, order, decision, decree, subpoena or other legal process to be disclosed. If such disclosure is requested by legal process, Hyaluron will notify NeoRx of this request promptly prior to any disclosure to permit NeoRx to oppose such disclosure by appropriate legal action.

(b)  Hyaluron agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of NeoRx Confidential Information. Without limiting the foregoing, Hyaluron will take at least those measures that it takes to protect its own confidential information; however, in no event, will less than a reasonable standard of care be used. Hyaluron will make copies of NeoRx Confidential Information solely as necessary to perform its obligations under this Agreement. Hyaluron will immediately notify NeoRx in the event of any unauthorized use or disclosure of NeoRx Confidential Information of which Hyaluron is or becomes aware.

7.2                                                         Hyaluron Confidential Information

(a) NeoRx agrees during the term of this Agreement and for five (5) years thereafter that it will take all steps reasonably necessary to (i) hold Hyaluron Confidential Information in trust and confidence, (ii) not use Hyaluron Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and (iii) not disclose any such Hyaluron Confidential Information to any third party without first obtaining Hyaluron’s express written consent on a case-by-case basis. Notwithstanding the other provisions of this Agreement, nothing received by NeoRx will be considered to be Hyaluron Confidential Information if NeoRx can establish by competent proof that (A)  such information has been published or is otherwise readily available to the public other than by a breach of this Agreement; (B) such information has been rightfully received by NeoRx from a third party without confidential limitations; (C) such information has been independently developed for NeoRx by personnel or agents without use of or reference to the Hyaluron Confidential Information; or (D) such information was known to NeoRx prior to its first receipt from Hyaluron. NeoRx may only disclose Hyaluron Confidential Information to those employees or independent contractors of NeoRx who have a need to know the information in order to perform their duties at NeoRx and who are bound by confidentiality restrictions no less stringent than those contained in this Agreement. Notwithstanding the foregoing limitations on disclosure, NeoRx may disclose such information as is required by any law, rule, regulation, order, decision, decree, subpoena or other legal process to be disclosed. If such disclosure is requested by legal process, NeoRx will notify Hyaluron of this request promptly prior to any disclosure to permit Hyaluron to oppose such disclosure by appropriate legal action.

(b) NeoRx agrees that it will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Hyaluron Confidential Information. Without limiting the foregoing, NeoRx will take at least those measures that it takes to protect its own confidential information; however, in no event, will less than a reasonable standard of care be used. NeoRx will immediately notify Hyaluron in the event of any unauthorized use or disclosure of the Hyaluron Confidential Information of which NeoRx is or becomes aware.

8.                                       Intellectual Property.

Hyaluron agrees that NeoRx has and will retain sole and exclusive rights of ownership in and to any

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

NeoRx Confidential Information. NeoRx agrees that Hyaluron has and will retain sole and exclusive rights of ownership in and to any Hyaluron Confidential Information. The parties do not plan to jointly develop any devices or processes. The parties agree, however, if a device or process is jointly developed, they will jointly own such device or process.

9.                                      Term and Termination.

(a)                                  This Agreement will continue until April 15, 2010. Notwithstanding the foregoing, this Agreement may be extended by written agreement of both of the parties. Termination of this Agreement will not affect any right or obligations of the parties that arose prior to such termination.

(b)                                 This Agreement may be terminated by NeoRx if Hyaluron materially breaches this Agreement and Hyaluron fails to cure such breach within 30 days from the receipt of prior written notice from NeoRx. This Agreement may be terminated by Hyaluron if NeoRx materially breaches this Agreement and NeoRx fails to cure such breach within 30 days from the receipt of prior written notice from Hyaluron. In the event of termination by Hyaluron or by NeoRx, Hyaluron will be entitled to payment for any portion of the Services completed and for any noncancellable expenses incurred prior to the date of notification of termination pursuant to this Agreement. Payment is upon the date of receipt by NeoRx of the final invoice and receipt by NeoRx of all items specified in this Section 10(b).

(c)                                  This Agreement may be terminated by either party if the other party enters into liquidation whether compulsory or voluntarily otherwise than for the purpose of amalgamation or reconstruction, or a petition in bankruptcy is filed by or against either party in any competent court and the same is not dismissed within 120 days or if the other party is adjudicated bankrupt or insolvent or if the other ceases to do business, or otherwise terminates its business operations.

(d)                                 This Agreement may be terminated by NeoRx if NeoRx decides to no longer continue manufacturing or distributing the Product.

(e)                                  In the event of termination for any reason, Hyaluron will return to NeoRx all materials NeoRx provided to Hyaluron hereunder, and, upon NeoRx’s request, work completed or in progress by Hyaluron pursuant to this Agreement, including any reports and other documentation.

10.                                 Indemnification.

(a)                                  NeoRx agrees to defend, indemnify and hold harmless Hyaluron, its affiliates, officers, directors, employees and agents (collectively, the “Hyaluron Parties”) from and against any and all costs (including reasonable legal fees), damages, expenses, losses, suits, claims and demands, in any manner caused by, resulting from or arising out of third party claims or suits related to: (i) activities to be carried out by NeoRx pursuant to this Agreement; (ii) the distribution of the Product or its use in clinical trials; and (iii) a claim by a third party that Hyaluron’s use in the Services of intellectual property provided to Hyaluron by NeoRx infringes such third party’s intellectual property rights; provided, however, that the foregoing indemnification will not apply to the extent such costs, damages, expenses, losses, suits, claims or demands result from:

i.                  the negligence or willful misconduct of any Hyaluron Party;

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

ii.               any breach of this Agreement by Hyaluron, or any act by Hyaluron outside the scope of this Agreement; or

iii.            Hyaluron’s failure to comply with applicable FDA or other governmental laws and regulations.

(b)                                 Hyaluron agrees to defend, indemnify and hold harmless NeoRx, its affiliates, officers, directors, employees and agents (collectively, the “NeoRx Parties”) from and against any and all costs, (including reasonable legal fees), damages, expenses, losses, suits, claims and demands, in any manner caused by, resulting from or arising out of third party claims or suits related to: (i) the negligence or willful misconduct of any Hyaluron Party; (ii) any breach of this Agreement by Hyaluron, or any act by a Hyaluron Party outside the scope of this Agreement; (iii)Hyaluron’s failure to comply with applicable FDA or other governmental laws and regulations; or (iv) a claim by a third party that Hyaluron’s use in the Services of intellectual property, other than that provided to Hyaluron by NeoRx, infringes such third party’s intellectual property rights; provided, however, that the foregoing indemnification will not apply to the extent such costs, damages, expenses, losses, suits, claims or demands result from:

i.                  the negligence or willful misconduct of any NeoRx Party;

ii.               any breach of this Agreement by NeoRx; or

iii.            NeoRx’s failure to comply with applicable FDA or other governmental laws and regulations.

(c)                                  In the event that either party seeks indemnification under the terms of this Section 10 (“the Indemnified Party”), it will inform the other party (the “Indemnifying Party”) of the claim as soon as reasonably practicable after it receives notice thereof (but in any event within 15 days of receipt of notice of such claim). The Indemnifying Party will have the right, but not the obligation to, at the Indemnifying Party’s cost, to assume direction and control of the defense of the claim, and will cooperate as requested (at the expense of the Indemnifying Party), in the defense of the claim. The Indemnifying Party will not settle or otherwise compromise any claim or suit in any manner which requires the Indemnified Party to provide any consideration, admit fault or take any other action that would be binding on such Indemnified Party without the prior written consent of the Indemnified Party.

11.                                 Limitation of Liability.

(a) In no event will either party be liable to the other party for lost profits, loss of use, loss of business, business interruption, loss of data, cost of cover or any indirect, special, consequential or incidental damages of any nature whatsoever, however caused and under any theory of liability whether based in contract, warranty, tort (including without limitation, negligence), strict liability, statutory or otherwise, arising out of or in connection with this Agreement even if the other party has been advised of the possibility of such damages.

(b) Notwithstanding anything to the contrary herein, any limitations on liability will not be applicable to liabilities to the extent arising from the violations of law, recklessness or willful misconduct of a party.

(c)  This Section 11 shall not preclude a party from seeking indemnification for damages as defined in Section 10.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

12.                                                                                 Miscellaneous.

(a)                                  Changes to this Agreement must be in writing and require the signature of authorized officers of NeoRx and Hyaluron, provided, however that changes involving additional services will be handled in accordance with Section 1.

(b)                                 Hyaluron agrees to perform all the work under this Agreement as an independent contractor. Hyaluron is not an employee, partner, representative or joint venture of or with NeoRx, and nothing in this Agreement will be construed to create such a relationship. Neither party will have the power or right to bind or obligate the other.

(c)                                 Notices under this Agreement will be in writing and delivered personally or by United States mail, certified mail or courier to the following individuals:

To NeoRx:

Karen Auditore-Hargreaves

President & COO

300 Elliott Avenue West, Suite 500

Seattle, WA 98119-4114

To Hyaluron:

Dr. Shawn D. Kinney

President

Hyaluron Inc.

99 South Bedford St.

Burlington, MA 01803

(d)                                 This Agreement will be governed and construed in accordance with the laws of the state of Massachusetts, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

(e)                                  If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision will be deemed amended to conform to the applicable laws of such jurisdiction so as to be valid and enforceable. If the offending provision cannot be so amended without materially altering the intention of the Parties: (i) it will be stricken; (ii) the validity, legality and enforceability of such provision will not in any way be affected or impaired in any other jurisdiction; and (iii) the remainder of this Agreement will remain in full force and effect.

(f)                                    This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supercede all previous agreements (oral and written). Any form containing other terms and conditions of sale will not have the effect of modifying the terms and conditions of this Agreement unless this Agreement is specifically amended as provided herein. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

(g)                                 Hyaluron, on behalf of itself and its employees, agents, subcontractors and affiliates, agrees not to use the name of NeoRx or any of its employees, agents or affiliates, or reference any of their products, in any publicity, advertising or other publication without NeoRx’s prior written approval. Results and services provided by Hyaluron do not constitute an endorsement of the Product or NeoRx’s scientific conclusions. NeoRx agrees not to use Hyaluron’s name in a manner that could reasonably be

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

construed as such an endorsement or in any other publicity or advertising without Hyaluron’s prior written approval.

(h)                                 Neither party’s failure to exercise, or delay in exercising any privileges, powers, rights or remedies under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy under this Agreement preclude further exercise of any other right or remedy hereunder. The rights and remedies of the Parties provided in this Agreement will not be exclusive and are in addition to any other rights and remedies at law or in equity.

(i)                                     Neither party will be liable to the other party in any manner whatsoever for any failure or delay in performing its obligations under this Agreement if and to the extent, and for the duration, that such is due to Force Majeure. Without prejudice to Section 10, any said failure or delay will not give either party the right to terminate this Agreement except, and to the extent that such Force Majeure continues for a period exceeding three (3) months. Hyaluron will be entitled to payment for any portion of the Services completed and for any noncancellable expenses incurred prior to the date of notification of termination pursuant to this Agreement and Hyaluron will return to NeoRx all materials NeoRx provided to Hyaluron hereunder, and, upon NeoRx’s request, work completed or in progress by Hyaluron pursuant to this Agreement, including any reports and other documentation. For the purposes of this Section 13(j), “Force Majeure” means any cause beyond the reasonable control of the party in question which for the avoidance of doubt and without prejudice to the generality of the foregoing will include governmental actions, war, riots, terrorism, civil commotion, fire, flood, epidemic, labor disputes (excluding labor disputes involving the work force or any part thereof of the party in question.

(j)                                     During the term of this Agreement, Hyaluron and NeoRx will each maintain separate insurance coverage as follows: (1) Product Liability in amounts of at least US$2,000,000.00; (2) General Liability in amounts of at least US$2,000,000.00; (3) Workers compensation or foreign employer liability in amounts in accordance with local and national statute; and (4) Property in an amount of at least US$500,000.00 in accordance with local and national statute. All insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. As an alternative to such insurance minimums, a party may provide evidence of adequate financing, for purposes of self-insurance, as certified by an independent actuary. The Parties will provide a certificate of insurance upon request by the other. The Parties will provide each other with at least 30 days prior written notice of any material change, cancellation or expiration of the above-required insurance.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

IN WITNESS WHEREOF, this Agreement has been signed by an authorized corporate officer of each party as of the date first above written.

Hyaluron Inc.

By:	s/Shawn D. Kinney
Shawn D. Kinney, Ph.D.
President
Date:	4-26-05

NeoRx:

By:	s/Karen Auditore-Hargreaves
Karen Auditore-Hargreaves
President & COO
Date:	5-4-05

s/Susan D. Berland, CFO

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

NEORX CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Exhibit A

QUOTATION
To:	Mr. Erik D. Laursen	Bid/Project#: 163	Date: 7/28/2005
	Sr. Dir. Manufacturing	Rev#: 02
	NeoRx Corp.	Project Title: Manufacture of NX 473 for Phase II
	300 Elliott Ave. W., Suite 500	Studies
Seattle, WA 98119
Tel: 206-286-2504
Fax: 206-286-2537

Detailed project proposal attached.

Payment Schedule:          Please refer to attached project proposal

Payment Terms:           All payments due upon receipt of invoice

CONFIDENTIAL:          This document is protected in full by our confidentiality agreement and should not be shared with any individual or company not named in the agreement without the prior written approval of Hyaluron Inc.

Prepared by:

s/Andrea Wagner
Andrea Wagner, Ph.D.
Vice President, Business Development

Client: Please complete the following and return one original to the attention of Andrea Wagner, Hyaluron Inc., 99 S. Bedford Street, Burlington, MA  01803.

I agree to the terms and conditions of this quotation and its attached project proposal:	PO#:
Billing Address (if different from above):
Authorized Signature: s/Karen Auditore-Hargreaves
Title: Pres/COO
Date: 5/4/05

Please direct any questions concerning this proposal to Andrea Wagner, Customer Representative. This quotation is valid for 30 days.

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PROJECT PROPOSAL: 163

Revision Number: 02

 Issued: April 26, 2005

PROJECT TITLE: Manufacture of NX 473 for Phase II Studies

Hyaluron Customer Service Contact: Dr. Andrea Wagner

OBJECTIVE:                                                                                                                      Hyaluron Inc. will:

•                  Provide aseptic filling, labeling and packaging for Phase II Studies.

This quote is offered with the assumptions that:

1.                                       There will be initial start up costs related to the purchase of   equipment.

2.                                       All analytical methods are not known at Hyaluron and some will be transferred to Hyaluron with current SOPs developed and validated or verified at Hyaluron.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

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TASK 1:                        BATCH RECORD/DOCUMENTATION PACKAGE

Hyaluron will prepare a documentation package for manufacturing of client’s product. This will include preparation of documentation for material specifications, incoming inspection, in process testing, final product release tests and results and manufacturing directions. One copy of this documentation will be provided to client.

COST

$[*]

*Includes one client review/comment of documentation, additional revisions will require additional fees.

TASK 2:                        ANALYTICAL TESTING TRANSFER, DEVELOPMENT AND VALIDATION

Hyaluron will work with NeoRx Corp. to obtain release testing via outside testing groups designated by NeoRx Corp. NeoRx Corp. will transfer the UV assay to Hyaluron for validation to perform the cleaning validation of the filling area. Additionally, this test will be used to release the formulation for filling and understand the concentration of the API in the product formulation. The assay will be incorporated into Hyaluron’s quality system with a copy sent to NeoRx Corp. for review.

COST

$[*]*

*Does not include cost of materials or outsourced testing which will be billed to client at Hyaluron’s cost plus [*]%.

TASK 3:                        FORMULATION TRANSFER

Hyaluron (HY) will work with NeoRx Corp., to verify the proposed product and process requirements, and confirm all design goals such as:

A.                                   Batch Sizes (Input from NeoRx Corp. (NRC))

B.                                     Aseptic requirements (Nitrogen overlay/needle sparging/vacuum) (HY & NRC)

C.                                     Formulation and storage conditions for API – need to formulate heated between [*] (HY)

D.                                    Homogeneity specifications – some sensitivity to stainless steel – use polypropylene system (NRC)

E.                                      Fill size specifications and filling requirements (Very large fill volume need to do media fills for hand or semi automated filling of [*] bottle)(NRC)

F.                                      Final Product container, labeling and packaging (NRC)

Hyaluron will transfer the formulation and run one engineering (10% of full scale) run. Through this engineering run draft manufacturing directions will be finalized. The material will used to finalize assay development, transfer and validation if required.

COST

$[*]*

*Does not include any client specific equipment costs or product components, which will be billed at Hyaluron’s cost plus [*]%.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

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TASK 4:                        CLEANING VERIFICATION

Hyaluron will perform the follow tasks to verify cleaning effectiveness:

A.           Develop a cleaning specification for NeoRx Corp.’s product.

B.             Determine the most effective product sampling program to use for the detection of residual product or cleaning agents (e.g., direct surface sampling and rinse samples).

C.             Establish limits for analytical detection of product and cleaning agents (if applicable), as well as recommended methodologies (TOC, product specific assays, HPLC, etc.)

D.            Perform verification studies to demonstrate that remaining product residues are within established acceptance criteria when cleaned by standard operating procedures.

COST

$[*]*

TASK 5:                        EQUIPMENT REQUIRED

The following equipment will be required to conduct the validations and manufacturing of commercial product:

2- Fill Needles estimated $[*]/each

1 - Mixing bags/levitron bags estimated at $[*]

Stainless Steel Trays for vials estimated at $[*]

Change parts for capper estimated at $[*]

TOTAL ESTIMATED COST

$[*]*

*Cost is Hyaluron’s cost plus [*]%.

TASK 6:                        ASEPTIC FILLING VALIDATION

Hyaluron will perform aseptic media validation simulating the aseptic handling of NeoRx Corp.’s product during filling operations. Sterilization validation of all product contact parts, such as pumps, needles, tubing and any vessels, must be performed prior to the initiation of the media fills. Hyaluron will fill up to [*] of the selected vials with the highest volume desired (up to [*]) of media, stopper and incubate. This will be performed in triplicate with a 2-week incubation occurring after each fill. The filling validation will be performed in compliance with ISO 13408-1 and the FDA 2004 Guideline on Sterile Drugs Products Produced by Aseptic Processing.

Cost

$[*]/run*

*Does not include the cost of bottles, stoppers or caps – requirement of [*] units to complete the validation.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4

TASK 7:                        STERILIZATION VALIDATION OF VIALS AND STOPPERS

The objective of this task is to validate the steam autoclave cycle used to sterilize the equipment (stoppers, transfer tubing and filling equipment) for the aseptic filling. The depyrogenation cycle will also be validated for the sterilization of the [*] ml vials. Each validation will be performed with an overkill approach using appropriate temperature monitoring and biological indicators. The validation results will be included in a summary report upon completion of the validation, which will be forwarded to NeoRx Corp.

COST

$[*]*

*Does not include the cost of the vials or stoppers used in each validation. All outside testing will be charged to NeoRx Corp. at Hyaluron’s cost plus [*]%.

TASK 8:                        EH&S EVALUATION

Hyaluron will evaluate the product toxicity for handling purposes. Disposal, handling during lab analysis, formulation and filling will be evaluated and a protocol written to train operators on overall handling of the material. Operator training on toxic substance handling as it relates to the product will be conducted to ensure safety in the handling of the product. Additionally, spill containment and clean-up training in the case that a spill or breach in containment occurs with the product will be conducted with all personnel exposed to the product. Standard operating procedures for disposal and handling will be written.

Cost

$[*]

TASK 9:                        FILL DEVELOPMENT

Hyaluron will evaluate the filling process and develop a method to fill the NX 473 solution on the SV-122 filler that will be validated and employ hand stoppering. The material will be transferred to the West Capper for capping after filling. The equipment will be retro-fitted to accommodate the large vial size and ensure high volume filling and capping.

Cost

$[*]

TASK 10:                 PHASE II STUDY LOT PRODUCTION

Hyaluron will provide NeoRx Corp. with production of a [*] ml of the NX 473 solution with [*] gram volume into [*] ml vial in accordance with approved manufacturing directions. Hyaluron will sterile filter bulk solution formulated from drug substance API and excipients by Hyaluron and aseptically fill by semi-automatic method, and send out post fill testing to the laboratory of NeoRx’s choice, inspect, label, and package vials and ship to NeoRx Corp or a designated storage facility.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

5

Stability Production	Cost*
[*] ml Bottles
2000 units	$ [*]
Cost of Additional Units
Up to 4000	$ [*]/each

 *Cost of bottle, stopper, cap, and outsourced washing at estimated $[*]/vial is not included in the above cost, if actual costs exceed this estimate then client will be billed the additional. The product will be labeled, packed and sent to NeoRx Corp at NeoRx expense. Minimum order quantity is 2000 units.

NeoRx and Hyaluron will use best efforts, within commercial reasonableness to release the product before the end of Q3 2005.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

6

GENERAL PROVISIONS FOR THE PROJECT

Hyaluron Inc. will not:

•                  Modify the objectives without client approval.

•                  Delete or modify any agreed specification without client approval.

•                  Ship any supplies without expressed written client approval.

The Client will:

•                  Provide raw materials in sufficient quantity on the agreed upon date

•                  Provide to Hyaluron Inc. any information pertinent to the project that may be known to the client.

•                  Provide safety and toxicology data and information (both known and suspected, including a MSDS) for any compound prior to project initiation as well as updates as information becomes available.

•                  The client agrees that, if any document submission to the FDA, domestic or international regulatory agencies, contains a description of work performed by Hyaluron Inc., the content of which has not been previously submitted to the agency, that description of work will be provided to Hyaluron Inc. after the submission.

Audits:

Hyaluron Inc. allows the client an annual one-day audit with a one-time allowance of up to three audit days given on the first year, and one visit to the facility during development and during the fill. The visitation limitation does not include technology transfer issues that may arise and cause additional visits. Additional audits or visits will be charged to the client at a rate of $[*] per day. Audits and visits will be scheduled in advance at a reasonable time.

Liability:

Hyaluron shall not be liable for damages for, nor shall this agreement be terminable by reason of, any delay or default in Hyaluron’s performance hereunder if such a delay or default is caused by conditions beyond Hyaluron’s control including, but not limited to, acts of God, regulation or law or other action of government or any agency thereof, war, insurrection, civil commotion destruction of production facilities or materials by earthquakes, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Hyaluron agrees to promptly notify the client of any interruptions of supply as described above and to employ all reasonable efforts toward prompt resumption of its performance when possible if such performance is delayed or interrupted by reason of such event.

Supplies:

Unless otherwise specified in the proposal, the client will be invoiced for the cost plus [*]% of all excipients, supplies and capital items necessary to complete the project (such as vials, stoppers, seals, labels, etc.).

Shipping:

All shipping, packaging materials and handling charges will be billed to the client.

Waste Disposal:

Hyaluron will be responsible for all waste disposal related to product production. NeoRx will be charged Hyaluron’s cost plus [*]%.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

7

Variables and Additions:

The parties recognize that this is a development project leading to a commercial production and supply, and that, as such, unusual, unique and unexpected problems, requirements, or developments may arise which require additional unanticipated work such as additional analytical work due to customer request, out of specification results and/or analysis of samples placed on hold.

In the event any of these variables or others exist or occur, Hyaluron Inc will promptly identify them, and notify the client such that mutually agreeable terms can be reached. The additional work will proceed when agreement has been reached. Hyaluron will supply regulatory and other support for as requested at a billable rate of $[*]/hour.

Cancellations and Rescheduling:

All cancellation and rescheduling requests must be submitted in writing.

Cancellation or rescheduling of clinical runs will incur the following fees:

Number of days before scheduled run	Rescheduling Fee (if rescheduled within 30 days of initial)	Cancellation Fee
16 – 30 days	[*]% of Manufacturing Task Price	[*]% of Manufacturing Task Price
8 – 15 days	[*]% of Manufacturing Task Price	[*]% of Manufacturing Task Price
0 – 7 days	[*]% of Manufacturing Task Price	[*]% of Manufacturing Task Price

When canceling an entire project, the client forfeits the initial deposit paid at the beginning of the project and is responsible for project costs incurred up to the date of receipt of the cancellation notice as well as any associated costs to close down the project.

Terms of Payment:

[*]% of each task’s cost is due upon acceptance of the task; the remainder is due upon completion of the task. All equipment costs are due prior to Hyaluron’s placement of a P.O. for purchase. All invoices are due and payable upon receipt and past due after thirty (30) days from the date of invoice. All amounts past due shall incur interest at the rate of 1.5% per month or the highest rate permitted by law (whichever is less). All payments shall be made to Hyaluron Inc. at the address specified on the front of the invoice.

The client assumes all responsibility for all reasonable legal fees and other reasonable collection costs made necessary by wrongful default in payment.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

8